UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2004

Heritage Commerce Corp
(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California    95113
(Address of principal executive offices including zip code)

(408) 947-6900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of directors or principal officers; election of directors; appointment of principal officers.

On October 4, 2004, Heritage Commerce Corp issued press releases announcing two new elected directors to join its Board of Director. Copies of the press release are attached as Exhibit 99.1 and 99.2 to this Current Report and are incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(C) Exhibits.

99.1    Press Release, dated October 4, 2004, entitled "Jack W. Conner Joins Heritage Commerce Corp Board of Director"

99.2    Press Release, dated October 4, 2004, entitled "Heritage Commerce Corp Names Robert Moles to Board of Directors"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 4, 2004	Heritage Commerce Corp
By: /s/ William Del Biaggio, Jr. William Del Biaggio, Jr. Interim Chief Executive Officer

Index to Exhibits
Exhibit No.	Description
99.1	Press Release, dated October 4, 2004, entitled "Jack W. Conner Joins Heritage Commerce Corp Board of Director "
99.2	Press Release, dated October 4, 2004, entitled "Heritage Commerce Corp Names Robert Moles to Board of Directors "

October 4, 2004 Exhibit 99.1

Exhibit 99.1

Jack W. Conner Joins Heritage Commerce Corp Board of Director

Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, announced that Jack W. Conner, who was elected by the Board of Directors on September 29, 2004, has joined its Board of Directors. The Board of Directors has not yet determined which of its committees Mr. Conner will be appointed to. Mr. Conner has no transactions during the last two years, or proposed future transactions, applicable to Item 404(a) of Regulation S-K or Item (a) of Regulation S-B. Mr. Conner was former Chairman and CEO of Comerica California.

"With more than forty years of banking experience in the San Jose marketplace, Jack Conner brings a broad range of financial skills and an extensive network of contacts in our market," said William Del Biaggio, Jr., Chairman of the Board and interim CEO.

As a founder and President of Plaza Bank of Commerce, Conner built this very profitable bank to more than $450 million in assets over 13 years. Under his leadership as Chairman and CEO, Plaza Bank was the first California bank to be acquired by an out of state bank when it merged into Comerica Inc. in January 1991. Subsequently, he served as Chairman and CEO of Comerica California until his retirement in 1998. He continued to serve on the board until 2002 when Comerica merged all its banking units into one charter. During this 11-year period, Conner was instrumental in the acquisition of several other California banks including Pacific Western Bancshares, Inc., Metrobank and University Bank and Trust Co. Conner started his banking career with Union Bank.

A San Jose resident for more than 40 years, Conner is a graduate of San Jose State University, a military veteran, and an active community member. His community involvement over the past five decades included membership in the San Jose Rotary, San Jose Museum of Art and the Manufacturers Association. Born in Wyoming and raised in Bakersfield, California, he is married and the father of three grown children.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and two offices in Los Altos. Additionally, Heritage Capital Group, the bank's asset based lending division, has offices in San Jose and Los Angeles. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the third largest SBA lender in Northern California and eighth in the State, with Loan Production Offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville, Chico, Glendale, Irvine and Pittsburg, California.

October 4, 2004 Exhibit 99.2

Exhibit 99.2

Heritage Commerce Corp Names Moles to Board of Directors

Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, announced that Robert Moles, who was elected by the Board of Directors on September 29, 2004, has joined its Board of Directors. The Board of Directors has not yet determined which of its committees Mr. Moles will be appointed to. Mr. Moles has no transactions during the last two years, or proposed future transactions, applicable to Item 404(a) of Regulation S-K or Item (a) of Regulation S-B.

Mr. Moles is Chairman of Intero Real Estate Services, Inc., an innovative, fast-growing full-service real estate firm established in 2002. Most recently, Moles was responsible for Century 21®, Coldwell Banker®, Coldwell Banker Commercial®, ERA® and Sotheby's International Realty® real estate companies while working for Cendant Corporation.

Prior to joining Intero, Moles was the President and CEO of the Real Estate Franchise Group of Cendant Corporation, the largest franchiser of residential and commercial real estate brokerage offices in the world. As CEO of the group, Moles oversaw the Century 21, Coldwell Banker, Coldwell Banker Commercial, ERA and Sotheby's International Realty real estate companies, which combined have more than 13,000 franchised offices and more than 260,000 brokers and agents worldwide. Formerly, Moles served as President/CEO of Contempo Realty, Inc., in Santa Clara, CA. Under his leadership, Contempo's annual transaction volume grew from $85 million to more than $2.4 billion.

"We are delighted to welcome Bob back to our Board of Directors. Bob Moles was one of our original directors when the bank was founded in 1994, and he has been a strong supporter of our growth for many years," said William Del Biaggio, Jr., Chairman of the Board and interim CEO. "His experience in the regional commercial and residential real estate market combined with his proven marketing expertise are great skills for us use as we develop and implement the next phase of our growth plan."

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View and two offices in Los Altos. Additionally, Heritage Capital Group, the bank's asset based lending division, has offices in San Jose and Los Angeles. Heritage Bank of Commerce is also an SBA Preferred Lender ranked the third largest SBA lender in Northern California and eighth in the State, with Loan Production Offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville, Chico, Glendale, Irvine and Pittsburg, California.